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                          SUBURBFED FINANCIAL CORP


                                 EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                     Three Months Ended
                                                       March 31, 1998
                                                       --------------
Net Income                                              $   585,564
                                                        ===========
Weighted average shares outstanding                       1,269,208
                                                        ===========
Basic earnings per share                                $       .46
                                                        ===========
Total weighted average common shares
Outstanding for basic computation                         1,269,208
Common stock equivalents due to
Dilutive effect of stock options                            131,090
                                                        -----------
Total weighted average common shares and
Equivalents outstanding for diluted computation           1,400,298
                                                        ===========
Diluted earnings per share                              $       .42
                                                        ===========